EXHIBIT 99.1 - PRESS RELEASE ISSUED SEPTEMBER 12, 2005

Contact:	Bevo Beaven, Vice President
Bill Conboy, Sr. Account Executive
CTA Public Relations
303-665-4200
Bill@ctapr.com
Bevo@ctapr.com

Harken Energy Raises $14.1 Million Through Sale of Global Energy Shares

DALLAS, TX - September 12, 2005 - Harken Energy Corporation (AMEX: HEC) negotiated and closed the sale of 2,829,501 shares from its existing holdings in Global Energy Development PLC, raising approximately $14.1 million in new capital for Harken Energy.

Regarding the Global Energy Development shares sold, 1,749,501 were conducted through a private sale at market prices to FMR Corporation and Fidelity International Ltd. and/or one or more of their respective direct and indirect subsidiaries. The remaining balance of 1,080,000 shares were sold in open market transactions at market prices. As a result of these transactions, Harken Energy now holds 18,975,641 ordinary shares, representing approximately 54% of Global Energy Development’s outstanding common shares.

Harken Energy Corporation is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various subsidiaries. Additional information may be found at the Harken Energy Web site, www.harkenenergy.com, or by calling Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200.

Certain statements in this announcement including statements such as “believes”, “anticipates”, “expects” and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K/A, as amended, for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the period ended June 30, 2005. Harken undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

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